Exhibit 77(e)(4)


               THIRD AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

                                     between

                             DIRECTED SERVICES, LLC

                                       and

                          ING INVESTMENT MANAGEMENT CO.

      This Third Amendment, effective as of September 15, 2007, amends the Investment Subadvisory Agreement (the "Agreement") dated the 23rd day of January 2004, as amended, between Directed Services, LLC, a limited liability company duly organized in the State of Delaware (the "Adviser") and ING Investment Management Co., a Connecticut corporation (the "Subadviser").

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 15, 2007.

      1. The following information will be inserted as Section 2 L.:

      With respect to any investments, including but, not limited to, repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. Master Agreements, and options on futures contracts ("futures"), which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Articles of Incorporation, the Manager hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent, on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes.

      1. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                    Directed Services, LLC


                                    By: /s/ Todd Modic
                                        --------------------------------
                                        Todd Modic
                                        Vice President


                                    ING INVESTMENT MANAGEMENT CO.


                                    By: /s/ Jeffrey T. Becker
                                        --------------------------------

                                    Name: Jeffrey T. Becker
                                          ------------------------------
                                    Title: EVP, Chief Financial Officer